Exhibit 99.1

press release February 9, 2026

Radian Appoints Accomplished Insurance Executive

Seraina Macia to Board of Directors

WAYNE, Pa., February 9, 2026 — Radian Group Inc. (NYSE: RDN) today announced that Seraina Macia has been appointed to serve on its Board of Directors. Macia is an accomplished insurance executive with extensive international experience and a proven track record of successfully transforming organizations, driving strategic growth, and building high-performing teams across the US, Europe, Middle East and Africa.

“We are delighted to welcome Seraina to the Radian Board of Directors,” said Radian Non-Executive Board Chairman Howard B. Culang. “As an industry leader with decades of highly differentiated global insurance experience, Seraina will bring a valuable perspective to Radian’s Board as the company enters an exciting new era as a global multi-line specialty insurer.”

Macia has more than 35 years of insurance industry experience and has held pivotal senior leadership roles, including as EVP of AIG and CEO of its technology-focused subsidiary Blackboard Insurance, EVP & CEO of AIG Europe, Middle East and Africa (EMEA), and President of Specialties at Zurich Insurance North America.

“Seraina has a well-earned reputation as a forward-thinking insurance leader with tremendous strategic acumen, and the company looks forward to benefiting from her entrepreneurial mindset and passion for leveraging technology,” said Radian Chief Executive Officer Rick Thornberry. “Throughout her career, she has consistently prioritized client-centric innovation and harnessed emerging technologies to create new opportunities, which will make her a great fit on our dynamic and talented board.”

In addition, Gregory Serio, a member of Radian’s Board of Directors since 2012, announced his intention to retire at the end of his term, which concludes in May 2026.

“Greg’s in-depth understanding of the insurance industry, paired with his experience in risk management and corporate governance, have been very beneficial in supporting the Board’s strategic focus,” said Culang. “On behalf of the Board, I would like to express our sincere thanks for his years of dedicated service and wish him all the best for the future.”

About Seraina Macia

Seraina Macia, 57, currently serves as a Senior Advisor to Warburg Pincus’s Financial Services Group, specializing in the P&C insurance sector. Prior to that, she was founder and CEO of Joyn Insurance and held senior executive roles at AIG, including EVP of AIG & CEO of Blackboard Insurance, EVP of AIG & CEO of Country Management & Operations, and EVP of AIG & CEO of EMEA based in London. Macia also was CEO of XL North America, and held roles at Zurich Insurance in Switzerland and New York, as well as Swiss Re. She holds an MBA from Monash University (located in Melbourne, Australia) and is a CFA (Chartered Financial Analyst) Charter holder.

press release February 9, 2026

About Radian

Radian Group Inc. (NYSE: RDN) is a trusted, global multi-line specialty insurer that helps businesses navigate risk with confidence. Built on financial strength and disciplined risk management, Radian brings clarity to complex risk decisions through its proprietary view of risk and a global perspective. Visit radian.com to learn how our collaborative and customer-centric culture transforms risk into a world of opportunity.

For Investors:

Dan Kobell - Phone: 215.231.1113

email: daniel.kobell@radian.com

For the Media:

Rashi Iyer - Phone 215.231.1167

email: rashi.iyer@radian.com